EXHIBIT 10.4

AMENDED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated effective as of December 27, 2017 (the “Effective Date”), between EVIO, Inc., an Colorado corporation (the “Company”), and Anthony R. Smith (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as Chief Science Officer of the Company;

WHEREAS, the Company and Executive desire to enter into the Agreement as to the terms of Executive’s employment by the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position/Duties.

(a) During the Employment Term (as defined in Section 2 below), Executive shall serve as the President of the Company. In this capacity Executive shall have the responsibility set forth on Schedule 1 attached hereto and such other responsibilities, duties and authorities as may be established from time to time by the CEO in his or her reasonable discretion. Executive shall report to the CEO.

(b) During the Employment Term, Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company; provided the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry organizations and activities; (ii) executive’s management of his and his family’s personal investments; or (iii) serving on the board of directors or advisory boards of other companies so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict thereof as determined in the good faith by the Board of Directors. If at any time service on any board of directors or advisory board, or participation in duties listed in i, ii, or iii above, would, in the good faith judgment of the Board of Directors, conflict with Executive’s fiduciary duty to the Company, Executive shall promptly be notified of perceived conflict and shall have thirty (30) days to address and cure the perceived conflict. If the perceived conflict cannot be adequately cured in thirty (30) days, the Executive may be asked to resign from such other board of directors or advisory board at the Board of Director’s discretion.

(c) Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries or affiliates, as the same may exist from time to time, and agrees that any amounts received from any such subsidiary or affiliate may be offset against the amounts due hereunder.

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2. Employment Term.

Executive’s employment under this Agreement (“Employment Term”) shall be for a term of three (3) years, commencing on the January 1, 2018 and, unless terminated earlier pursuant to Section 7, ending at 6:00 p.m. PST on the second anniversary of the Effective Date (the “Original Employment Term”). The Original Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) year periods (the “Additional Terms”), unless, at least thirty (30) days prior to the end of the Original Employment Term or the then Additional Term, the Company or Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term, in accordance with Section 7 below.

3. Base Salary.

The Company agrees to pay Executive a base salary (the “Base Salary”) at an annual rate of one hundred twenty thousand dollars ($120,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly for the first year of the Employment Term. The Executive’s base salary will be increased by a minimum of $15,000 per year at each anniversary, unless otherwise increased by the compensation committee.

The Company may withhold from any and all amounts payable under this Agreement such foreign, federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

4. Additional Compensation.

(a) Executive Incentive Bonus. (Upon formation of this program and approval of the Board) Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with his position. Executive shall have the opportunity to earn an annual target bonus (the “Annual Bonus”) to be determined by and measured against objective financial criteria to be determined by the Board, or a committee thereof, of up to (TBD) percent of Base Salary upon the Company’s achievement of financial and operating metrics to be annually determined by the Board, or a committee thereof, and upon recommendation of the Chief Executive Officer; provided, however, that for the given fiscal year , the Board shall utilize the same metrics in determining the Annual Bonus that are applicable to the determination of the Chief Executive Officer’s bonus at a rate determined by the Board, or a committee thereof, upon recommendation of the Chief Executive Officer to be appropriate and reasonably commensurate with the bonus payable to other executives of the Company, and prorated for any partial period for which such bonuses are calculated during. Such annual incentive bonuses are payable to the Executive no later than sixty (60) days following the close of the fiscal year.

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(b) Option Grant. On the Effective Date, Executive shall be awarded a stock option (the “Option”) to purchase seven hundred and fifty hundred thousand (250,000) shares of the Company’s common stock, par value $.001 per share (“Common Stock”), at an exercise price equal to the closing market price of the Common Stock on the day before the Effective Date. The Option shall be exercisable for a 5-year period commencing on the Effective Date, and shall vest as to (i) one half of such shares, on the Effective Date, (ii) one-quarter of such shares, on the one-year anniversary of the Effective Date, and (ii) the remaining one-quarter of such shares, on the two-year anniversary of the Effective Date.

(c) Car Allowance. The Company will provide the Executive with an automobile allowance in the amount of $350.00 per month.

5. Employee Benefits.

(a) Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his position, subject to satisfying any applicable eligibility requirements.

(b) Vacation. The Executive shall be entitled fifteen (15) days paid vacation annually during the first three (3) years and twenty (20) days paid vacation for each subsequent year of employment. Executive shall be permitted five (5) additional personal/sick days per year. Vacation time may not be carried over and accrued to the next year. Any unused vacation time or personal/ sick days in the year of termination shall be paid by the Company upon termination of Executive’s employment. All vacation dates must be coordinated with and pre-approved by the CEO (email approval shall be sufficient) in the CEO’s sole discretion. The five (5) personal/sick days per year refreshes on the first day of January each year.

(c) Holidays. Executive shall be entitled to a full day off on each of the major state and federal holidays approved by the Company, including, without limitation, New Year’s Day, President’s Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, Christmas Day and any other holidays as designated in the Employee Handbook.

(d) (e) Business and Entertainment Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder, provided that Executive sought approval from the President prior to the expenses being incurred.

6. Termination.

(a) This Agreement and your employment hereunder may be terminated by either party for any reason, provided, however, that when Executive’s employment is terminated or this Agreement is not renewed:

(i) For Cause, or by Executive for any reason, then the Company shall pay to Executive the sum of (1) that portion of Executive’s then-current Base Salary earned but not paid by the Company for services rendered prior to the Termination Date, (2) expenses incurred by Executive prior to the Termination Date for which Executive is entitled to payment or reimbursement pursuant to Section 6(e), and (3) payment for any accrued but unused vacation time or personal leave. Except for the benefits above, Executive’s employment and this Agreement in all other respects shall terminate upon the Termination Date, and the Company shall have no further obligation of any kind to Executive;

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(ii) Without Cause, then the Company shall pay Executive the amounts provided for in Section 7(a)(i) and severance in the amount of Executive’s then-current Base Salary as provided for in Section 3 for the remainder of the Employment Agreement, provided, however, that the severance payment shall be less than one (1) year and no more than two (2) years of your then-current Base Salary. The severance shall be paid in accordance with the Company’s normal payroll practices. Except for the benefits above, Executive’s employment and this Agreement in all other respects shall terminate upon the Termination Date, and the Company shall have no further obligation of any kind to Executive;

(iii) Upon a Change of Control, then the Company shall use reasonable efforts to obtain employment for Executive with the surviving entity in the Change of Control, and to the extent such employment cannot be secured, the Company shall pay Executive the payments provided for in paragraph 7(a)(i) and severance in the amount of eight (8) weeks of Executive’s then-current Base Salary pro-rated stock grant as as provided in Section 3 multiplied by (2) the number of full years that Executive has been employed by the Company as of the termination date, up to a maximum amount of one (1) year of Executive’s then-current Base Salary. The severance shall be paid in accordance with the Company’s normal payroll practices. Except for the benefits above, Executive’s employment and this Agreement in all other respects shall terminate upon the Termination Date, and the Company shall have no further obligation of any kind to Executive;

(iv) Immediately upon the death of Executive; or

(v) Upon thirty (30) days’ notice to Executive in the event that Executive has been unable to substantially perform his duties under this Agreement for an aggregate of 180 days (including weekends and holidays) in any 365-day period, with or without reasonable accommodations as defined (and if required) by applicable state and federal disability laws, as the result of Executive’s incapacity due to physical or mental impairment, and within thirty (30) days of receipt of such notice, Executive shall not have returned to the full-time, continuing performance of her duties hereunder. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to the Executive. If disability is contested, the existence or nonexistence of a Disability shall be determined by a second independent physician selected by the Executive and reasonably acceptable to the Company.

(b) Any termination by the Company shall be communicated by written notice of termination to you. Any termination by you shall be communicated by written notice of termination to the Company.

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(c) Notwithstanding anything to the contrary herein, Sections 7(a)(i), (ii) or (iii), as applicable, shall survive termination or expiration of this Agreement.

(d) For purposes of this Agreement, the following definitions shall be applicable to the terms set forth below:

(i) “Cause” means (1) any material breach by you of any of the covenants or obligations hereunder, (2) neglect of your duties hereunder, (3) any act by you contrary to the interests of the Company or act of misconduct or insubordination by you; (4) any misappropriation or embezzlement by you of the property of the Company; (5) any conviction of or plea of nolo contendere by you to a felony; (6) the commission by you of any act of fraud, dishonesty, misrepresentation, or act of moral turpitude, regardless of whether committed in connection with the Company’s business; (7) your repeated or habitual unexcused absences; or (8) your refusal to accept lawful directions of the Board or the EVIO Board or other disobedience or material breach of any of the Company’s rules, instructions or orders, in each case, as determined in the reasonable discretion of the Company’s Board.

(ii) “Change in Control” means any transaction or occurrence (or series of transactions or occurrences) that results, at any time, in (1) the current owners of the Company (the “Pre-Transaction Owners”), owning, in the aggregate, whether directly or indirectly, twenty percent (20%) or less of the issued and outstanding equity of the Company, on a fully diluted basis, immediately following the occurrence of such transaction or occurrence, or (2) a consolidation, reorganization, merger, sale of all or any substantial portion of the assets of the Company or other business combination of the Company with or into any other entity if, after such transaction, the Pre-Transaction Owners own, in the aggregate, directly or indirectly, twenty percent (20%) or less of the issued and outstanding equity of the surviving entity in such transaction, on a fully diluted basis, or, in the case of a sale of assets, is the sale of all or substantially all of the assets of the Company to person(s) other than the Pre-Transaction Owners or to an entity owned, directly or indirectly, by person(s) other than the Pre-Transaction Owners.

7. Consequences of Termination.

Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. No termination payments shall be payable hereunder until Executive shall have returned to the Company all Company property used by Executive including without limitation any automobile, computer or laptop, cell phone, or similar device. Subject to Section 9, the following amounts and benefits shall be due to Executive.

(a) Disability. Upon such termination, the Company shall pay or provide Executive (i) any unpaid Base Salary inclusive of profit sharing for a period of six months or the completion of the employment agreement (which-ever occurs first),; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”). The company retains the right to purchase key-man insurance on the executive to off-set this financial obligation at no cost to the Executive.

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(b) Death. In the event the Employment Term ends on account of Executive’s death, Executive’s estate shall be entitled to same benefits as described in Section 8(a) disability.

(c) Medical Insurance, in the event of termination for without cause, disability or death, subject to Executive’s continued copayment of premiums, continued participation for three (3) months in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination. Executive shall use good faith and reasonable efforts to find and secure new employment, if applicable, after any such termination. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee. The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(d) Amounts Payable. The Company reserves the right to set off against amounts payable to Executive hereunder any amounts owed by Executive to the Company.

8. Restrictive Covenants.

(a) Confidentiality. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any nonpublic proprietary or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates that has been obtained by Executive during Executive’s employment by the Company. For purposes of this Agreement, non-public proprietary information means information proprietary to the Company that is not generally known (including any “trade secret” within the meaning of the Economic Espionage Act of 1996, Title 18 USC §1839) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Company (such period being referred to as the “Employment Period”) (whether prior to the Effective Date or thereafter), shall be presumed to be non-public proprietary information if it is so treated by the Company or if Executive has a reasonable basis to believe it to be such. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

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(b) Non-solicitation. During the Employment Term and for the one year period thereafter, Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of or consultant to the Company or any of its subsidiaries or affiliates to leave such employment or engagement in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c) Noncompetition. Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employment Term and for the one year period thereafter, Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or its subsidiaries conducts business. This Section 9(c) shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Internal Revenue Code of 1986, as amended.

(d) Nondisparagment. Neither Executive nor the Company (for purposes hereof, the Company shall mean the Company together with its executive officers and directors and not any other employees) shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 9(d).

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(e) Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state or other jurisdiction that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(g) Survival of Provisions. The obligations contained in this Section 9 shall survive the termination or expiration of Executive’s employment with the Company and shall be fully enforceable thereafter.

9. Intellectual Property.

(a) Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that Executive will exercise Executive’s inventive and creative abilities for the benefit of the Company. Executive therefore assigns and transfers to the Company Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Company. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its predecessors in interest or any related entity. The foregoing definition does not however, include an Invention for which no equipment, supplies, facility, or confidential information of the Company was used and that was developed entirely on Executive’s own time and that (i) does not directly relate to the Company’s business, research or development, or (ii) does not result from any work performed by Executive for the Company.

Executive agrees that all Works are the sole property of the Company, and shall, to the extent possible, be considered works made for hire for Company within the meaning of Title 17 of the United States Code. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Company Executive’s entire right, title and interest in and to such Work, and Executive further waives all of his rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Company, its subsidiaries or affiliates, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Company, its subsidiaries or affiliates. If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Company a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any patents and copyrights (or other intellectual property or propriety registrations or applications) resulting there from.

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(b) Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention or Work:

(i) Executive will disclose such Invention promptly in writing to the President, Chief Executive Officer or Board of the Company, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company or the Board.

(ii) Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Company.

(iii) Executive will give to the relevant contact person at the Company a copy of such Work. Executive will, at the Company’s request, promptly execute a written assignment of title to the Company for any such Work.

(iv) Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.

(c) Execution of Documents. In connection with this Section 10, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable Inventions and such Works in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, such Works, patents and copyrights, and to vest title thereto in the Company, or its nominee.

(d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and other typical forms), which records shall be available to and remain the sole property of the Company at all times.

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(e) Prior Inventions and Works. It is understood that all Inventions and Works, if any, patented or unpatented, copyrighted, or uncopyrighted, which Executive made prior to the Executive’s first day as an employee of or consultant or contractor to the Company, its predecessors in interest or any related entity (and which have not been otherwise assigned or transferred to the Company) are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on Schedule 9 attached hereto a complete list of all Executive’s prior Inventions and Works. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior Inventions or Works. Executive agrees to notify the Company in writing before Executive makes any disclosure or performs any work on behalf of the Company which appears to threaten or conflict with proprietary rights Executive claims in any Invention, Work, or idea. In the event of Executive’s failure to give such notice, Executive agrees that Executive will make no claim against the Company with respect to any such Inventions, Works, or ideas.

(f) Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or non-solicitation agreement, or any agreement to keep proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

(g) Noninfringement. Executive represents that the work product that Executive provides to the Company, including the Inventions and the Works, and Company’s use thereof in their indented manner: (a) to the best of Executive’s knowledge, do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Company of such belief and the reasons therefor.

(h) Other Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose legal obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such legal obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10. Assignments.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 11(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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11. Notice.

Except as otherwise provided herein, for the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, if personally delivered or delivered by electronic mail or facsimile, one day after timely delivery to a nationally recognized commercial overnight carrier, or three (3) days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the addresses set forth below or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

If to Executive:

Anthony Smith

___________________

___________________

If to the Company:

c/o EVIO Inc..

871 Coronado Center Drive, Suite 200

Henderson, NV 89052

12. Section Headings; Inconsistency.

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

13. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Indemnification.

The Company hereby agrees to indemnify Executive and hold him harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations with the Company.

16. Governing Law and Venue.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to its conflicts of law principles. Each party to this Agreement consents to the jurisdiction over it of the courts of the State of Oregon and agrees that any personal service of process may be made by registered or certified mail to the notice address as set forth in Section 11 hereof, and as the same may be changed from time to time as provided therein.

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17. Arbitration.

The parties agree to use good faith negotiation to resolve any dispute, claim, or controversy that may arise under or relate to this Agreement or to a breach of this Agreement. The parties acknowledge that mediation usually helps parties to settle their dispute. Therefore, any party may propose mediation whenever appropriate through either of the organizations named above or any other mediation process or mediator as the parties may agree upon. In the event that the parties are not able to resolve any dispute, claim, or controversy by negotiation or mediation, any such dispute, claim, or controversy shall be settled by binding arbitration which shall be conducted in Clark County, Nevada, in accordance with the then effective arbitration rules of (and by filing a claim with) Arbitration Service of Portland, Inc., and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party, as determined by the arbitration, shall be entitled to an award of attorney fees, costs and expenses.

18. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all schedules hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19. Survival. The provisions of Sections 6, 8, 9, 15, and 17 shall survive termination of this Agreement for whatever reason.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

EVIO, Inc.

_______________________________

By: ___________________________

Its: ____________________________

EXECUTIVE

Anthony R. Smith

_______________________________

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Schedule 1

Duties

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Schedule 9

Intellectual Property

Executive has indicated on this Exhibit all Inventions and Works (as defined in the Employment Agreement) in which Executive owned any right or interest prior to time Executive became an employee of the Corporation. Executive agrees that any present or future Inventions or Works not listed in this Appendix are subject to assignment under the attached Employment Agreement.

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